Exhibit 10.22.2

             CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
           PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN
               FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                              INTELLECTUAL PROPERTY
                                LICENSE AGREEMENT

            This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this "Agreement"), made and entered into this 26th day of October, 1999 (the "Effective Date"), by and between PRICELINE.COM INCORPORATED, a Delaware corporation ("Priceline"), and PRICELINE WEBHOUSE CLUB, INC., a Delaware corporation ("WebHouse") (each, a "Party", and collectively the "Parties"),

                              W I T N E S S E T H :

            WHEREAS, Priceline is an Internet-based company with significant name recognition of its trademarked "priceline" name and patented "demand collection system" for selling products over the Internet,

            WHEREAS, Walker Digital, LLC ("Walker Digital") is a research and development company containing certain trade secrets, know-how and other intellectual property;

            WHEREAS, in connection with the establishment of WebHouse's business of the sale of retail products in a "name your price" format over the Internet,
(i) Walker Digital is (A) contributing certain know-how and other assets and liabilities used in or incurred during the initial development of WebHouse's business, pursuant to an asset contribution agreement dated as of the date hereof between Walker Digital and WebHouse (the "Asset Contribution Agreement") and (B) licensing certain intellectual property pursuant to a license agreement between Walker Digital and Priceline dated as of the date hereof, which intellectual property shall in turn be sublicensed by Priceline to WebHouse,
(ii) Walker Digital Corporation, a research and development company, is contributing certain employees to WebHouse under the Asset Contribution Agreement, and (iii) Priceline is (A) licensing and sublicensing, as applicable, the use of the "priceline" name, certain patent rights and other intellectual property rights for use in connection with WebHouse's business, pursuant to this Agreement, (B) providing professional services, including accounting and legal services to WebHouse pursuant to a services agreement between Priceline and WebHouse dated as of the date hereof (the "Services Agreement"), and (C) providing certain marketing and technical services to WebHouse pursuant to a marketing and technical services agreement between Priceline and WebHouse dated as of the date hereof (the "Marketing and Technical Services Agreement");

            WHEREAS, in consideration for the cash and the assets it has contributed pursuant to the Asset Contribution Agreement, Walker Digital is receiving a promissory note in the amount of $14,592,185.60, payable on April 26, 2000 (the "Walker Digital Note");

[**]=Confidential Treatment requested for redacted portion

            WHEREAS, in consideration of their cash contributions, Walker Digital and certain other investors (the "Investors") are receiving a total of 23,500,000 shares of WebHouse's common stock, par value $.01 per share (the "Common Stock"), pursuant to the subscription agreement (the "Subscription Agreement") dated as of the date hereof between WebHouse and the Investors;

            WHEREAS, in consideration for its execution and deliveries pursuant to this Agreement, Priceline is receiving a warrant to purchase under certain circumstances up to 137.5 million shares of Common Stock pursuant to an agreement between Priceline and WebHouse dated as of the date hereof (the "Priceline Warrant") and has certain rights to participate in WebHouse's corporate governance;

            WHEREAS, in connection with the establishment of WebHouse, Priceline is agreeing, pursuant to the Services Agreement and the Marketing and Technical Services Agreement, to provide services to and to coordinate marketing activities with WebHouse in exchange for arm's-length consideration;

            WHEREAS, Priceline is the owner or licensee of certain intellectual property related to Buyer-Driven Commerce; and

            WHEREAS, WebHouse desires to obtain a license to use such intellectual property in certain licensed fields and Priceline desires to grant to WebHouse such a license under the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01. General. As used herein, the following terms shall have the following meanings:

            "Affiliate" shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such specified Person.

            "Agreement" shall have the meaning set forth in the preamble.

[**]=Confidential Treatment requested for redacted portion

            "Asset Contribution Agreement" shall have the meaning set forth in the recitals.

            "Buyer-Driven Commerce" shall mean any commerce system or process that permits a prospective buyer to fix the terms and conditions, including price, on which such buyer is willing to purchase a particular product or service, with such offer being guaranteed or otherwise secured by the buyer should a seller of the product or service accept the terms of the buyer's offer, as such process may evolve, expand or develop from time to time.

            "Change of Control" shall mean and shall be deemed occur if: (a) upon the exercise of the Warrant in full, Priceline would not beneficially own or retain, directly or indirectly, more than 50% of the WebHouse Voting Interests; (b) WebHouse shall sell, assign, or otherwise transfer all or substantially all of its assets to any Person other than Priceline or an Affiliate thereof; or (c) during any consecutive two (2) year period, individuals who at the beginning of such period constituted the Board of Directors of WebHouse (together with any new directors whose election by the Board of Directors of WebHouse or whose nomination for election by the stockholders of WebHouse was approved by a vote of the majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of Priceline) to constitute a majority of the Board of Directors of WebHouse then in office.

            "Common Stock" shall have the meaning set forth in the recitals.

            "Confidential Information" shall have the meaning set forth in
Section 9.01.

            "Control" (including the terms "Controlled by" and "under common Control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

            "Core Merchandise Field" shall mean the field of Internet-based Buyer-Driven Commerce related to the sale of groceries, health and beauty items and household supplies by Retailers. The Core Merchandise Field shall specifically exclude the field of Buyer-Driven-Commerce related to re-sales of goods or services between consumers where both of such consumers would normally be ultimate consumers of such goods or services.

            "Effective Date" shall have the meaning set forth in the preamble.

            "Exclusive Hosting Term" shall have the meaning set forth in Section 6.02.

[**]=Confidential Treatment requested for redacted portion

            "Expiration Event" shall mean the event of Priceline not controlling a majority of the WebHouse Voting Interests upon the expiration of the Warrant.

            "Indemnified Party" shall have the meaning set forth in Section
11.03.

            "Indemnifying Party" shall have the meaning set forth in Section
11.03

            "Intellectual Property" shall mean all intellectual property rights, including United States and foreign patents and patent applications, divisions, continuations, continuations-in-part, reissues, or extensions thereof, trade secrets, know-how and copyrights, trademarks and trademark related rights.

            "Investors" shall have the meaning set forth in the recitals.

            "Joint Intellectual Property" shall mean all Intellectual Property to the extent covering inventions, improvements, modifications, alterations, or enhancements that are made jointly by WebHouse and Priceline during the Term of this Agreement.

            "Licensed Patents" shall mean (a) the patents and patent applications listed on Schedule A hereto, together with any continuations, continuations-in-part, reissues, reexaminations, and foreign counterparts thereof, and (b) any other patents or patent applications that are now owned or controlled by, or licensed to (with the right to grant sublicenses), Priceline, or that become owned or controlled by or licensed to (with the right to grant sublicenses) Priceline prior to the Expiration Event, in each case relating to the Core Merchandise Field or the New Merchandise Field.

            "Licensed Trademarks" shall mean (a) the trademarks and service marks set forth on Schedule B, all registrations and applications thereof, including, without limitation, the registrations and applications set forth on Schedule B, and any foreign counterparts thereof and (b) any other trademarks and service marks, domain names, trade dress, logos and other source identifiers, including registrations thereof, that are now owned or controlled by, or licensed to (with the right to grant sublicenses), Priceline, or that become owned or controlled by or licensed to (with the right to grant sublicenses) Priceline prior to the Expiration Event, in each case relating to the Core Merchandise Field or the New Merchandise Field.

            "Net Revenue" shall mean the net revenue of WebHouse as disclosed on the annual audited financial statements for any fiscal year and the interim unaudited quarterly financial statements for any fiscal quarter, in each case in the Core Merchandise Field and the New Merchandise Field.

[**]=Confidential Treatment requested for redacted portion

            "New Merchandise Field" shall mean the field of Internet-based Buyer-Driven Commerce related to the sale of products or services other than groceries, health and beauty items and household supplies by Retailers. The New Merchandise Field shall specifically exclude the fields of (a) Buyer-Driven-Commerce related to re-sales of goods or services between consumers where both of such consumers would normally be ultimate consumers of such goods or services and (b) Buyer-Driven-Commerce related to the sales of (i) automobiles, (ii) home financing products and services, (iii) hotel room reservations, (iv) airline tickets and (v) other travel related services.

            "Other Licensed Intellectual Property" shall mean all patents, know-how, trade secrets, copyrights and other intellectual property that is now owned or controlled by, or licensed to (with the right to grant sublicenses), Priceline, or that becomes owned or controlled by or licensed to (with the right to grant sublicenses) Priceline prior to the Expiration Event, in each case relating to the Core Merchandise Field or the New Merchandise Field. Other Licensed Intellectual Property shall include all Priceline engineering components, including but not limited to Priceline's (a) offer pricing system software, (b) Dcommapper software for load balancing, (c) Psession software for load balancing, and (d) DBPolicy Manager software for load balancing.

            "Party" shall have the meaning set forth in the preamble.

            "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, incorporated organization, governmental authority or any other form of entity.

            "Priceline" shall have the meaning set forth in the preamble.

            "Priceline Field" shall mean the field of Internet-based Buyer-Driven Commerce outside of the Core Merchandise Field and the New Merchandise Field.

            "Priceline Home Page" shall mean the home page of the Priceline web site, currently located at the URL www.priceline.com, or any successor site thereto.

            "Priceline Warrant" shall have the meaning set forth in the recitals.

            "Representative" shall have the meaning set forth in Section
9.01(a).

            "Retailers" shall mean Persons that sell goods or services directly to ultimate consumers; provided, however, Retailers shall not include any business wherein the buyer picks up the goods at a vending machine or a restaurant.

            "Service Standards" shall have the meaning set forth in Section
5.01.

[**]=Confidential Treatment requested for redacted portion

            "Subscription Agreement" shall have the meaning set forth in recitals.

            "Term" shall have the meaning set forth in Section 12.01.

            "Third Party Claim" shall have the meaning set forth in Section
11.03.

            "Voting Interest" of WebHouse means one Share of Common Stock and any other share or unit of Capital Stock issued by WebHouse, the holders of which are ordinarily, in the absence of contingencies, entitled to one vote in the election of WebHouse's directors (or Persons performing similar functions), or the approval of its management and policies, even if the right to vote has been suspended by the occurrence of a contingency.

            "Warrant" shall mean Priceline's warrant to purchase shares of WebHouse under the Priceline Warrant.

            "WebHouse" shall have the meaning set forth in the preamble.

            "WebHouse Field" shall mean the Core Merchandise Field and the New Merchandise Field.

            "WebHouse Home Page" shall mean the home page of the WebHouse web site, which the Parties currently contemplate will be located at the URL www.webhouseclub.com, or any successor site thereto.

                                   ARTICLE II

                                  LICENSE GRANT

            SECTION 2.01. Patent License. (a) Core Merchandise Field. Subject to the terms and conditions of this Agreement, Priceline hereby grants to WebHouse a worldwide exclusive license under the Licensed Patents to make, have made, offer for sale, sell, use, import and export products and services in the Core Merchandise Field; provided that the license granted under this Section 2.01(a) shall become non-exclusive upon the Expiration Event.

            (b) New Merchandise Field. Subject to the terms and conditions of this Agreement, Priceline hereby grants to WebHouse a worldwide non-exclusive license under the Licensed Patents to make, have made, offer for sale, sell, use, import and export products and services in the New Merchandise Field.

            SECTION 2.02. Trademark License. (a) Core Merchandise Field. Subject to the terms and conditions of this Agreement, Priceline hereby grants to WebHouse a worldwide

[**]=Confidential Treatment requested for redacted portion exclusive license to use the Licensed Trademarks on or in connection with goods and services in the Core Merchandise Field.

            (b) New Merchandise Field. Subject to the terms and conditions of this Agreement, Priceline hereby grants to WebHouse a non-exclusive license to use the Licensed Trademarks on or in connection with goods and services in the New Merchandise Field.

            SECTION 2.03. Other Intellectual Property License. (a) Core Merchandise Field. Subject to the terms and conditions of this Agreement, Priceline hereby grants to WebHouse a worldwide exclusive license to use the Other Licensed Intellectual Property, including but not limited to the right to reproduce, distribute, offer for sale, sell, display and prepare derivative works of copyrights in the Other Licensed Intellectual Property, on or in connection with the manufacture, marketing, distribution and sale of products and services in the Core Merchandise Field; provided that the license granted under this Section 2.03(a) shall become non-exclusive upon the Expiration Event.

            (b) New Merchandise Field. Subject to the terms and conditions of this Agreement, Priceline hereby grants to WebHouse a non-exclusive license to use the Other Licensed Intellectual Property, including but not limited to the right to reproduce, distribute, offer for sale, sell, display and prepare derivative works of copyrights in the Other Licensed Intellectual Property, on or in connection with the manufacture, marketing, distribution and sale of products and services in the New Merchandise Field.

            SECTION 2.04. WebHouse Intellectual Property. In the event that WebHouse creates, acquires or develops any intellectual property, including Joint Intellectual Property, relating to or useful in the Priceline Field prior to the earlier of (a) the Expiration Event and (b) the termination of this Agreement in accordance with Article XII, WebHouse hereby grants Priceline, during the Term (x) a worldwide, royalty-free, fully paid, and exclusive right and license, including the right to grant sublicenses to Affiliates, to such intellectual property in the Priceline Field and (y) a worldwide, royalty-free, fully paid and co-exclusive (with WebHouse and its Affiliates) right and license, including the right to grant sublicenses to Affiliates, to such intellectual property in the New Merchandise Field; provided that the licenses granted under this Section 2.04 shall become non-exclusive upon the Expiration Event.

            SECTION 2.05. Customer Lists. Each Party shall have access to the customer lists of the other Party; provided that, with the exception of strictly internal business purposes, neither Party may use the other Party's customer lists without prior written approval of such other Party which shall not be unreasonably withheld.

            SECTION 2.06. Reservation of Rights. All rights not expressly granted to a Party hereunder shall remain the exclusive property of the other Party. Without limiting the foregoing, and subject to the rights granted to WebHouse under this Agreement, Priceline shall

[**]=Confidential Treatment requested for redacted portion retain the exclusive right to (a) sell, assign or otherwise transfer the Licensed Patents, Licensed Trademarks and Other Licensed Intellectual Property to any third party, or (b) to license others to use the Licensed Patents, Licensed Trademarks (either alone or with other brand names, trademarks, service marks, trade names, characters or designs) or Other Licensed Intellectual Property in fields outside of the Core Merchandise Field.

                                   ARTICLE III

                                    ROYALTIES

            SECTION 3.01. Royalties. (a) During the Term of this Agreement, and except as set forth in Sections 3.01(b) and 3.01(c) hereof, WebHouse shall pay Priceline a royalty equal to [**]% of quarterly Net Revenues less than $[**], [**]% of quarterly Net Revenues between $[**] and $[**], [**]% of quarterly Net Revenues between $[**] and $[**], [**] of quarterly Net Revenues between $[**] and $[**], and [**]% of quarterly Net Revenues greater than $[**].

            (b) The royalty payable by WebHouse under Section 3.01(a) shall be reduced as follows: WebHouse shall pay Priceline a royalty equal to [**]% of quarterly Net Revenues less than $[**], [**]% of quarterly Net Revenues between $[**] and $[**], [**]% of quarterly Net Revenues between $[**] and $[**], [**]% of quarterly Net Revenues between $[**] and $[**], and [**]% of quarterly Net Revenues greater than $[**] during the Term, in the event that all of the licenses granted under Section 2.02 hereof shall be terminated for any reason.

            (c) The royalty payable by WebHouse under Section 3.01(a) shall be reduced as follows: WebHouse shall pay Priceline a royalty equal to [**]% of quarterly Net Revenues less than $[**], [**]% of quarterly Net Revenues between $[**] and $[**], [**]% of quarterly Net Revenues between $[**] and $[**], [**]% of quarterly Net Revenues between $[**] and $[**], and [**]% of quarterly Net Revenues greater than $[**] during the Term, in the event that all of the licenses granted under Section 2.01 hereof shall be terminated for any reason.

            SECTION 3.02. Currency. All royalties due hereunder shall be paid in United States dollars without deductions of any kind. Any and all taxes due on or in connection with the royalties payable to Priceline hereunder (other than taxes based upon the income of Priceline) shall be borne by WebHouse and shall not be deducted from the royalties payable hereunder.

            SECTION 3.03. Reports and Payments. WebHouse shall furnish to Priceline a written report by the end of January, April, July and October of each year setting forth the quarterly Net Revenues of WebHouse during the preceding calendar quarter and the royalties

[**]=Confidential Treatment requested for redacted portion payable to Priceline with respect thereto, which report shall be accompanied by the royalties then due.

            SECTION 3.04. Overdue Payments. Any payments that are not timely paid as provided hereunder shall bear interest at the annual rate of the lower of ten percent (10%) or the maximum rate allowed by law, accruing as of the first day such payment became overdue. Any failure of WebHouse to make timely payment to Priceline of royalties due hereunder shall be deemed to constitute a breach of this Agreement.

            SECTION 3.05. Records. WebHouse shall maintain accurate records and books of account showing all revenue of WebHouse in sufficient detail to enable the royalties payable by WebHouse hereunder to be accurately determined. Upon reasonable notice to WebHouse, Priceline shall have the right to conduct an audit (not more than twice per calendar year), either itself or through an independent accounting firm, of any royalties payable hereunder at any time up to three (3) years after payment of such royalties, and to examine the records and books of account of WebHouse in connection therewith to verify the accuracy of reports and payments required to be delivered to Priceline hereunder. Priceline shall bear the full cost and expense of such audit, unless a discrepancy in excess of twenty percent (20%) in favor of Priceline is discovered, in which event WebHouse shall bear the full cost and expense of such audit. Regardless of the amount of discrepancy, all discrepancies shall be immediately due and payable. Any discrepancy due shall bear interest at the annual rate of the lower of ten percent (10%) or the maximum rate allowed by law, accruing as of the first day such payment became overdue.

                                   ARTICLE IV

                           OWNERSHIP OF TRADEMARKS AND
                           JOINT INTELLECTUAL PROPERTY

            SECTION 4.01. Ownership. WebHouse acknowledges that Priceline owns all right, title and interest in and to the Licensed Patents, Licensed Trademarks and Other Licensed Intellectual Property. WebHouse shall not take any action that is inconsistent with the ownership of the Licensed Trademarks by Priceline. WebHouse agrees that nothing in this Agreement, and no use of the Licensed Trademarks by WebHouse pursuant to this Agreement, shall vest in WebHouse, or shall be construed to vest in WebHouse, any right of ownership in or to the Licensed Trademarks other than the right to use the Licensed Trademarks in accordance with this Agreement.

            SECTION 4.02. Goodwill. All goodwill and improved reputation in respect of the Licensed Trademarks generated by WebHouse's use of the Licensed Trademarks shall inure to the benefit of Priceline. WebHouse shall not by any act or omission use the Licensed Trademarks in any manner that tarnishes, degrades, disparages or reflects adversely on Priceline

[**]=Confidential Treatment requested for redacted portion or its business or reputation. Nothing in this Agreement shall be deemed to (a) give Priceline any right, title or interest in or to WebHouse's trade names, trademarks, or service marks with which WebHouse uses the Licensed Trademarks,
(b) give WebHouse any right, title or interest in or to Priceline's trade names, trademarks, or service marks with which Priceline uses the Licensed Trademarks outside of the Core Merchandise Field and the New Merchandise Field, or (c) give either Party the right to use any trademarks or service marks of the other Party other than the Licensed Trademarks.

            SECTION 4.03. Joint Intellectual Property. As between Priceline and WebHouse, WebHouse shall be the exclusive owner of the entire right, title and interest in and to Joint Intellectual Property, and Priceline hereby assigns all right title and interest to Joint Intellectual Property to WebHouse; provided, however, such Joint Intellectual Property shall be licensed to Priceline pursuant to Section 2.04.

                                    ARTICLE V

                 MAINTENANCE OF SERVICE STANDARDS AND INSPECTION

            SECTION 5.01. Service Standards. In order to preserve the inherent value of the Licensed Trademarks, WebHouse shall ensure that all Buyer-Driven Commerce related services provided by WebHouse under the Licensed Trademarks shall be of at least the same quality as Buyer-Driven Commerce related services provided by Priceline under the Licensed Trademarks outside of the Core Merchandise Field and the New Merchandise Field and shall conform to the image, reputation, branding and positioning standards promulgated by Priceline from time to time (the "Service Standards"). WebHouse shall use and display the Licensed Trademarks only in such form and manner as shall be approved by Priceline, which approval shall not be unreasonably withheld or delayed.

            SECTION 5.02. Exact Usage. WebHouse shall not use any Licensed Trademark without the prior written approval of Priceline, which approval shall not be unreasonably withheld or delayed.

            SECTION 5.03. Legal Compliance. WebHouse agrees that the business operated by it in connection with the Licensed Trademarks shall, in all material respects, comply with all laws, rules, regulations and requirements of any governmental body as may be applicable to the operation, advertising and promotion of such business.

            SECTION 5.04. Right to Inspect. Priceline shall have the right to inspect, upon reasonable notice and during normal business hours, the premises of WebHouse to the extent reasonably necessary in order to ensure that the quality of goods and services distributed, marketed, or sold under the Licensed Trademarks meet the Service Standards, and solely to the

[**]=Confidential Treatment requested for redacted portion extent that such inspection cannot reasonably be made using information or materials publicly available. Should Priceline notify WebHouse that any of its business activities do not comply with the Service Standards, WebHouse shall promptly make commercially reasonable efforts to correct such defects.

                                   ARTICLE VI

                      ADVERTISING AND PROMOTIONAL MATERIALS

            SECTION 6.01. Advertising and Promotional Materials. WebHouse shall submit all sales, promotional and advertising materials to be used by WebHouse in connection with products or services bearing Licensed Trademarks, including, but not limited to, web site content (including web site advertising), newspaper, and radio and television advertising, to Priceline for prior approval thereof, which approval shall not be unreasonably withheld. In the event Priceline's approval or rejection of such sales, promotional, or advertising materials is not received by WebHouse within fifteen (15) days of submission of such materials to Priceline for approval, such materials shall be deemed approved by Priceline; provided, however, that Priceline may, at its discretion and upon written notice to WebHouse, terminate this provision pursuant to which such materials are deemed approved if approval or rejection is not received by WebHouse within fifteen (15) days of submission.

            SECTION 6.02. Hosting Website Home Page. Priceline shall provide the exclusive link to the WebHouse Home Page by hosting a link on the Priceline Home Page until the earlier of (i) the Expiration Event or (ii) termination of the license granted under Section 2.02 hereof (the "Exclusive Hosting Term"). During the Exclusive Hosting Term, WebHouse shall be the sole and exclusive provider of products and services in the Core Merchandise Field to which Priceline provides a link on the Priceline Home Page. WebHouse shall not establish an access route to the WebHouse Home Page independent of Priceline's Home Page, without the prior express written consent of Priceline, during the Exclusive Hosting Term. Priceline shall use commercially reasonable efforts to ensure that such link to the WebHouse Home Page is operational at all times. In the event Priceline is unable to provide a link to the WebHouse Home Page for a commercially unreasonable period of time, Priceline shall allow WebHouse to establish an access route to the WebHouse Home Page independent of Priceline's Home Page. Priceline shall, at the request of WebHouse, continue to provide a link to WebHouse's Home Page for a transition period of six (6) months upon termination of the Exclusive Hosting Term. Priceline shall control the placement of the link to the WebHouse Home Page on the Priceline Home Page; provided, however, that the size and type of such link shall be at least comparable to the size of and similar in type to the links to other comparable products and services offered by Priceline on the Priceline Home Page. Exhibit 1 hereto contains an example of the size and type of a link to the WebHouse Home Page in comparison to the size and type of links to other comparable products and services.

[**]=Confidential Treatment requested for redacted portion

            SECTION 6.03. No Other Control. The submission of sales, advertising and promotional materials to Priceline for approval thereof under the terms of
Section 6.01 shall be solely for the purpose of ensuring compliance with the Service Standards, and Priceline shall have no right with respect to approval of pricing, selection of specific products and services, or any other aspect of the business of WebHouse.

                                   ARTICLE VII

                  PROTECTION OF LICENSED INTELLECTUAL PROPERTY

            SECTION 7.01. Notification of Infringement. Each Party shall immediately notify the other Party and provide to the other Party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks that do or may conflict with any Licensed Trademark in the Core Merchandise Field or the New Merchandise Field, and (ii) any infringement, misappropriation, imitation, dilution, illegal use or misuse of the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property in the Core Merchandise Field or the New Merchandise Field.

            SECTION 7.02. Action Against Infringer. Priceline shall have the first right, but not the obligation, to take action against others in the courts, administrative agencies or otherwise, at Priceline's cost and expense, to prevent or terminate infringement, misappropriation, imitation, illegal use or misuse of the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property in the Core Merchandise Field or the New Merchandise Field, and to oppose or cancel applications or registrations of trademarks, service marks, trade dress, characters and designs that do or may conflict with any of the Licensed Trademarks in the Core Merchandise Field or the New Merchandise Field. WebHouse agrees to cooperate with Priceline in any litigation or other enforcement action that Priceline may undertake to enforce or protect the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property in the Core Merchandise Field or the New Merchandise Field and, upon Priceline's request, to execute, file and deliver all documents and proof necessary for such purpose, including being named as a party to such litigation as required by law. All reasonable out-of-pocket expenses incurred by WebHouse in connection therewith shall be reimbursed by Priceline. WebHouse shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense. WebHouse shall have no claim of any kind against Priceline based on or arising out of Priceline's handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and WebHouse hereby irrevocably releases Priceline from any such claim, provided, however, that Priceline shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability, or ownership of any Licensed Trademarks, Licensed Patents, or the Other Licensed Intellectual Property in the Core Merchandise Field or the New Merchandise Field

[**]=Confidential Treatment requested for redacted portion without the prior written consent of WebHouse, which consent shall not be unreasonably withheld.

            SECTION 7.03. Enforcement by WebHouse. Priceline shall promptly notify WebHouse in the event it elects not to take action under the terms of
Section 7.02. WebHouse shall thereafter have the option to commence any such action against others in the Core Merchandise Field or the New Merchandise Field under its own direction and control, and at its cost and expense. Priceline shall reasonably assist WebHouse in such action if so requested, and shall be named a party to such action if requested by WebHouse or required by law. Priceline shall have the right to participate and be represented in any such action, suit or proceeding by its own counsel at its own expense. Priceline shall have no claim of any kind against WebHouse based on or arising out of WebHouse's handling of or decisions concerning any such action, suit, proceeding, settlement, or compromise, and Priceline hereby irrevocably releases WebHouse from any such claim, provided that WebHouse shall not enter into any settlement or compromise of such action, suit or proceeding that affects or concerns the validity, enforceability (except in respect of granting immunity from suit in connection with such settlement or compromise) or ownership of any Licensed Trademarks, Licensed Patents or Other Licensed Property in the Priceline Field or the New Merchandise Field without the prior written consent of Priceline, which consent shall be at Priceline's sole discretion. WebHouse may discontinue such action, suit or proceeding if in its sole discretion it determines that such action, suit or proceeding is not advantageous to WebHouse.

            SECTION 7.04. Withdrawal of Enforcement. If either Party brings an action under this Article VII and subsequently ceases to pursue or withdraws from such action, it shall promptly notify the other Party and the other Party may substitute itself for the withdrawing Party under the terms of this Article VII.

            SECTION 7.05. Recoveries. All damages or other compensation of any kind recovered in such action, suit, or proceeding or from any settlement or compromise brought under this Article VII shall be for the benefit of the Party that brought such action, suit, or proceeding, or in the event of a withdrawal by a Party under Section 7.04 hereof, shall be apportioned between the Parties in an amount proportional to the amount paid by each such Party with respect to its costs and expenses in bringing such action, suit, or proceeding; provided, however, that to the extent that damages or compensation recovered by one Party are based on revenues or profits lost by the other Party, such other Party shall be entitled to its pro rata share of such damages or compensation.

[**]=Confidential Treatment requested for redacted portion

                                  ARTICLE VIII

                  MAINTENANCE OF LICENSED INTELLECTUAL PROPERTY

            SECTION 8.01. Priceline to Control. Except as otherwise provided in this Article VIII, Priceline shall prosecute and maintain all Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property in the name of Priceline at the cost and expense of Priceline. WebHouse shall provide reasonable cooperation to Priceline in connection with such prosecution or maintenance, and shall make available to Priceline or its authorized attorneys, agents or representatives such of its employees as WebHouse in its reasonable judgment deems necessary in order to assist Priceline with the prosecution or maintenance of registrations and applications.

            SECTION 8.02. New Trademarks. Upon the reasonable request of WebHouse, Priceline shall file and obtain, at its own expense, additional applications for registration of Licensed Trademarks as used or intended to be used by WebHouse in the Core Merchandise Field or the New Merchandise Field. Any trademark applications filed and registrations obtained under the terms of this
Section 8.02 shall be in the name of Priceline and shall be included in the Licensed Trademarks. Nothing in this Section 8.02 shall restrict WebHouse's right to obtain trademark registrations in its own name and for its own benefit.

            SECTION 8.03. Priceline Abandonment. Without the prior written consent of WebHouse, Priceline shall not abandon or allow to lapse any registration or application of the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property. In the event Priceline desires to abandon any such registration or application and upon the request of WebHouse, Priceline shall assign such registration or application to WebHouse.

[**]=Confidential Treatment requested for redacted portion

                                   ARTICLE IX

                                 CONFIDENTIALITY

            SECTION 9.01. Confidentiality. WebHouse will receive or learn from Priceline, and Priceline's subsidiaries and affiliates, and Priceline will learn from WebHouse, information, both orally and in writing, concerning the business of Priceline or WebHouse, respectively, including, without limitation, financial, technical and marketing information, and data and information related to the development of technology and services, trade secrets, technology, plans, methods, processes, specifications, models, protocols, techniques, research projects, information management systems and software, whether protectable by patent, copyright or other statutory means, relating to WebHouse's and Priceline's business, as the case may be, and which information is deemed, in the case of WebHouse, proprietary to WebHouse and, in the case of Priceline, proprietary to Priceline. Both Parties hereby agree, as set forth below, to protect such information, whether furnished before, on or after the date of this Agreement, as it protects its own similar confidential information, but never less than commercially reasonable efforts and not to disclose such information to anyone except as otherwise provided for in this Agreement. Such information, in whole or in part, together with analyses, compilations, programs, reports, proposals, studies or any other documentation prepared by the Parties, as the case may be, that contain or otherwise reflect or make reference to such information, is hereinafter referred to as "Confidential Information". Both Parties hereby agree that the Confidential Information will be used solely for the purpose of this Agreement and not for any other purpose. Both Parties further agree that any Confidential Information pertaining to the other Party is the sole and exclusive property of such other Party, and that the receiving Party shall not have any right, title, or interest in or to such Confidential Information except as expressly provided in this Agreement. Both Parties further agree to hold in the strictest confidence and not to disclose to anyone for any reason Confidential Information pertaining to the other Party; provided that

            (a) such Confidential Information may be disclosed to the receiving Party's respective officers, directors, employees, agents, or representatives (collectively, "Representatives") on a "need to know" basis for the purpose of this Agreement on the condition that

                  (i) each such Representative will be informed by the receiving
            Party of the confidential nature of such Confidential Information and will agree to be bound by the terms of this Agreement and not to disclose the Confidential Information to any other person, and

                  (ii) both Parties agree to accept full responsibility for any breach of this Section 9.01 by its respective Representatives; and

[**]=Confidential Treatment requested for redacted portion

            (b) Confidential Information pertaining to the other Party may be disclosed upon the prior written consent of the other Party.

Both Parties hereby agree, upon the request of the other Party, to promptly deliver to the other Party the Confidential Information pertaining to such other Party, without retaining any copies thereof.

            SECTION 9.02. Exceptions. The term "Confidential Information" shall not include any information: (a) that at the time of disclosure or thereafter is generally available to or known by the public (other than as a result of a disclosure directly or indirectly by the receiving Party); (b) is independently developed by the receiving Party, without reference to or use of, the Confidential Information of the other Party; (c) was known by the receiving Party as of the time of disclosure without breach of confidentiality; (d) is lawfully learned from a third party not under obligation to the disclosing Party. In the event that the receiving Party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose Confidential Information, the receiving Party shall (i) provide prompt written notice to the other Party prior to such disclosure in order for such Party to seek an appropriate protective order or other remedy, (ii) consult with the other Party to resist or narrow the scope of such request or legal process and
(iii) in the event disclosure is required, use its best efforts to disclose only that portion of Confidential Information that is legally required to be disclosed and to ensure that all Confidential Information disclosed will be accorded confidential treatment.

            SECTION 9.03. Unauthorized Disclosure. Each Party acknowledges and confirms that the Confidential Information of each Party constitutes proprietary information and trade secrets valuable to such Party, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall cause irreparable injury to such Party. Each Party shall notify the other Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information of the other Party, and will cooperate with the other Party in every reasonable way to help regain possession of such Confidential Information and to prevent its further unauthorized use. Each Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that the other Party shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Each Party shall be entitled to recover reasonable attorney's fees for any action arising out of or relating to a disclosure of its Confidential Information by the other Party.

[**]=Confidential Treatment requested for redacted portion

                                    ARTICLE X

                         REPRESENTATIONS AND WARRANTIES

            SECTION 10.01. Representations and Warranties of Priceline. Priceline represents and warrants that as of the date hereof:

            (a) Organization and Authority. Priceline is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Priceline is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not materially and adversely affect Priceline's assets, liabilities or results of operations or prevent or materially delay the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Priceline, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by Priceline, and (assuming due authorization, execution and delivery by the other Person signatory hereto) this Agreement constitutes a legal, valid and binding obligation of Priceline enforceable against it in accordance with its terms.

            (b) No Conflict. The execution, delivery and performance of this Agreement by Priceline do not and will not (i) violate, conflict with or result in the breach of any provision of its Certificate of Incorporation or By-laws,
(ii) conflict with or violate any law, governmental regulation or governmental order applicable to Priceline or any of its assets, properties or businesses or
(iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which Priceline is bound; except to the extent that any conflict under (ii) or (iii) above would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

            (c) Ownership. To the knowledge of Priceline, Priceline is either
(i) the owner of the entire right, title and interest in and to the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property or (ii) has been granted a license thereunder and has the right to grant to WebHouse the rights granted herein.

            (d) Enforceability. To the knowledge of Priceline, the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property have not been adjudged invalid or unenforceable in whole or part.

[**]=Confidential Treatment requested for redacted portion

            (e) Actions. Except as listed on Schedule C hereto, no actions have been asserted or are pending, nor, to the knowledge of Priceline, has any such action been threatened, against Priceline either (i) challenging or seeking to deny or restrict the use by Priceline of any of the Licensed Trademarks, Licensed Patents, or Other Licensed Intellectual Property, or (ii) alleging that the use of the Licensed Trademarks, Licensed Patents, or Other Licensed Intellectual Property by Priceline does or may conflict with, misappropriate or infringe the intellectual property rights of any third party.

            (f) No Infringement. To Priceline's knowledge, the use of the Licensed Trademarks, Licensed Patents, and Other Licensed Intellectual Property in connection with the business of WebHouse as contemplated herein does not conflict with, misappropriate, or infringe the intellectual property rights of any third party.

            (g) Conduct of Business. To Priceline's knowledge, the rights licensed hereunder are sufficient for WebHouse to operate its business as currently anticipated.

            (h) Exclusive Rights. To Priceline's knowledge, none of the rights licensed hereunder conflict with any license or covenant not to sue granted by Priceline to any third party.

            SECTION 10.02. Representations and Warranties of WebHouse. WebHouse represents and warrants that as of the date hereof:

            (a) Organization and Authority. WebHouse is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. WebHouse is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not materially and adversely affect WebHouse's assets, liabilities or results of operations or prevent or materially delay the transactions contemplated by this Agreement. The execution and delivery of this Agreement by WebHouse, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on its part. This Agreement has been duly executed and delivered by WebHouse, and (assuming due authorization, execution and delivery by the other Person signatory hereto) this Agreement constitutes a legal, valid and binding obligation of WebHouse enforceable against it in accordance with its terms.

            (b) No Conflict. The execution, delivery and performance of this Agreement by WebHouse do not and will not (i) violate, conflict with or result in the breach of any provision of its Certificate of Incorporation or By-laws,
(ii) conflict with or violate any law, governmental

[**]=Confidential Treatment requested for redacted portion regulation or governmental order applicable to WebHouse or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which Priceline is bound; except to the extent that any conflict under (ii) or (iii) above would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE XI

                                 INDEMNIFICATION

            SECTION 11.01. Indemnification by WebHouse. WebHouse agrees to defend, indemnify, and hold Priceline and its Affiliates and the respective directors, officers, employees, and agents of Priceline harmless from and against any and all losses, debts, liabilities, claims, demands, causes of action and expenses (including attorney's fees and deposition and discovery expenses) arising out of or resulting from (a) the breach by WebHouse of any of its representations, warranties, covenants and agreements contained within this Agreement, or (b) the carrying on of WebHouse's business other than those losses that would constitute a breach of Priceline's representations and warranties set forth herein.

            SECTION 11.02. Indemnification by Priceline. Priceline agrees to defend, indemnify, and hold WebHouse and its Affiliates and the respective directors, officers, employees, and agents of WebHouse harmless from and against any and all losses arising out of or resulting from (a) the breach by Priceline of any of its representations, warranties, covenants and agreements contained within this Agreement, (b) the carrying on of Priceline's business and (c) actions brought against WebHouse by third parties to the extent that Priceline is indemnified by others for such third-party liabilities.

            SECTION 11.03. Indemnification Process. In respect of any claim, suit or demand by any third party ("Third Party Claim") arising from or relating to unauthorized acts or breaches of the terms of this Agreement, WebHouse and Priceline (each, an "Indemnified Party") shall give the Party hereto from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any Third Party Claim of which such Indemnified Party has knowledge concerning any losses as to which such Indemnified Party may request indemnification hereunder. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided that if there exists or is reasonably likely to exist a conflict or interest that would

[**]=Confidential Treatment requested for redacted portion make it inappropriate in the judgment of the Indemnified Party, in its sole and absolute discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnified Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

                                   ARTICLE XII

                              TERM AND TERMINATION

            SECTION 12.01. Term of Agreement. This Agreement shall remain in force until the later of (i) the termination of the patent license granted under
Section 2.01 or (ii) the termination of the trademark license granted under
Section 2.02, unless earlier terminated in accordance with the provisions of this Article 12 (the "Term").

            SECTION 12.02. Term of Licenses. (a) Unless earlier terminated under the terms of this Article 12, the patent licenses granted under Section 2.01 and the Other Intellectual Property license granted under Section 2.03 shall terminate on October 26, 2019; provided, however, in the event that the patent licenses granted under Section 2.01 and the Other Intellectual Property License granted under Section 2.03 terminate on October 26, 2019, the Parties shall in good faith negotiate the terms of and the Parties shall enter into a royalty bearing patent and Other Intellectual Property license of equivalent scope to the licenses granted under Sections 2.01 and 2.03 with such royalties based on the fair market value of such license.

            (b) Unless earlier terminated under the terms of this Article 12, the trademark licenses granted under Section 2.02 shall terminate on the earlier of (i) the date six (6) months after the Expiration Event or (ii) October 26, 2019; provided, however, in the event that the trademark licenses granted under
Section 2.02 terminate on October 26, 2019, the Parties shall in good faith negotiate the terms of and the Parties shall enter into a royalty bearing trademark

[**]=Confidential Treatment requested for redacted portion license of equivalent scope to the licenses granted under Section 2.02 with such royalties based on the fair market value of such license.

            SECTION 12.03. Termination of Trademark Licenses by Priceline. (a) Priceline may terminate the trademark licenses granted under Section 2.02 on six
(6) months written notice to WebHouse in the event that WebHouse fails to achieve annual Net Revenues of $100 million in the fiscal year ending December 31, 2001.

            (b) Priceline may terminate the trademark licenses granted under
Section 2.02 on six (6) months written notice following a Change of Control.

            SECTION 12.04. Termination by WebHouse. WebHouse may terminate this Agreement, or any of the licenses granted hereunder (a) at any time upon ninety
(90) days written notice to Priceline or (b) upon any willful material breach by Priceline of its obligations under Section 6.02.

            SECTION 12.05. Termination for Breach. In addition to any other rights of termination provided for in this Agreement, if either Party commits a material breach of any of the material provisions of this Agreement, and such breach is not cured within ninety (90) days after the date on which notice of breach is sent by the non-breaching Party to the breaching Party, the breaching Party shall have the right to terminate the Agreement upon a further thirty (30) days written notice to the breaching Party.

            SECTION 12.06. Upon Termination of Trademark Licenses. Upon termination of this Agreement or the trademark licenses granted under Section 2.02, WebHouse shall immediately cease and desist all uses of the Licensed Trademarks, and will promptly, at its option, either destroy all materials and signage bearing any Licensed Trademarks or will deliver to Priceline all such materials and signage. WebHouse shall thereafter make no reference in its advertising or promotional materials as having been formerly associated with or licensed by Priceline. WebHouse will not subsequently adopt or use any trademark, service mark, trade name, domain name, trade dress, logo or other source identifier which is derived from or confusingly similar to any Licensed Trademark. Priceline shall thereafter make no reference in its advertising or promotional materials as having been formerly associated with or licensed by WebHouse. Priceline will not subsequently adopt or use any trademark, service mark, trade name, domain name, trade dress, logo or other source identifier which is derived from or confusingly similar to any trademark, service mark, domain name, trade dress, logos or other source identifier owned or controlled by WebHouse.

            SECTION 12.07. Upon Termination of Agreement. Except as provided in
Section 12.09, upon termination of this Agreement (i) all licenses granted hereunder pursuant to Article 2 shall immediately terminate, and (ii) WebHouse shall within fifteen (15) days thereafter

[**]=Confidential Treatment requested for redacted portion generate a final written report of the revenues of WebHouse through the termination date, and pay Priceline the royalties due through the termination date.

            SECTION 12.08. Payment of Royalties upon Termination. Termination of this Agreement for any reason shall not affect any obligation of WebHouse to pay Priceline any royalties accrued as of the date of termination.

            SECTION 12.09. Survival. The provisions of Articles 9, 11, 12 and 13 and Section 3.05 shall survive termination of this Agreement in accordance with their terms. In the event of termination of this Agreement by WebHouse under
Section 12.05 for a breach of this Agreement by Priceline, the provisions of
Section 2.01 and 2.03 shall additionally survive termination of this Agreement.

                                  ARTICLE XIII

                                     GENERAL

            SECTION 13.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

            SECTION 13.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.02):

            (a)   if to WebHouse:

                  Priceline WebHouse Club, Inc.
                  Five High Ridge Park
                  Stamford, CT 06905
                  Telecopy No.: (203) 595-8305
                  Attention: Anne Maffei

            (b)   if to Priceline:

                  priceline.com Incorporated
                  One High Ridge Park

[**]=Confidential Treatment requested for redacted portion

                  Stamford, CT 06905
                  Telecopy No.: (203) 595-8345
                  Attention: Melissa Taub

            SECTION 13.03. Public Announcements. Except as required by law, by governmental regulation or by the requirements of any securities exchange on which the securities of a Party hereto are listed, no Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall cooperate as to the timing and contents of any such press release or public announcement.

            SECTION 13.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 13.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            SECTION 13.06. Entire Agreement. This Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

            SECTION 13.07. Assignment and Sublicense. This Agreement may not be assigned nor any license granted hereunder sublicensed by either Party without the express written consent of the other Party (which consent may be granted or withheld in the sole discretion of any Party), except that (i) this Agreement may be assigned, without consent, in connection with the sale of a Party's business whether such is a sale of all or substantially all of such Party's assets, a merger or a stock sale and (ii) Priceline may assign or sublicense its rights hereunder to an Affiliate thereof; provided that any such assignment shall not relieve Priceline of its obligations hereunder. This Agreement shall inure to the benefit of, and be binding upon, the successors of the Parties hereto, provided such assignment was in compliance with the terms hereof.

[**]=Confidential Treatment requested for redacted portion

            SECTION 13.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 13.09. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each of the Parties.

            SECTION 13.10. Governing Law. This Agreement shall be governed by the laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement may be heard and determined in any New York State or federal court sitting in the City of New York, County of Manhattan, and the Parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

            SECTION 13.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 13.11; provided that receipt of copies of such counterparts is confirmed.

            SECTION 13.12. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            SECTION 13.13. Waiver of Jury Trial. Each of the Parties hereto irrevocably and unconditionally waives trial by jury in any legal action or proceeding relating to this Agreement or the transactions contemplated hereby and for any counterclaim therein.

            SECTION 13.14. Execution of Documents. Consistent with the terms of this Agreement, each Party shall perform all lawful acts and execute such instruments as the other Party may reasonably request to confirm, evidence, maintain or protect such Party's rights to or under any of the intellectual property licensed hereunder. If a Party refuses or fails to perform such acts or execute such instruments, the other Party may do so as attorney-in-fact for such purpose.

[**]=Confidential Treatment requested for redacted portion

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized signatories thereunto duly authorized as of the date first above written.

                                          PRICELINE.COM INCORPORATED

                                          By: _________________________________
                                              Name:
                                              Title:


                                          PRICELINE WEBHOUSE CLUB, INC.

                                          By: _________________________________
                                              Name:
                                              Title:

[**]=Confidential Treatment requested for redacted portion